BEFORE

                     THE PUBLIC UTILITIES COMMISSION OF OHIO

In the Matter of the Transfer of Monongahela     )
Power Company's Certified Territory in Ohio to   )    Case No. 05-765-EL-UNC
the Columbus Southern Power Company.             )

                                OPINION AND ORDER
                                -----------------

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page

APPEARANCES.................................................................  3

   I.    HISTORY OF THIS PROCEEDING.........................................  3

  II.    AUGUST 9, 2005 JOINT REPORT........................................  5

 III.    DETERMINATION OF WHETHER THE TRANSFER IS IN THE PUBLIC INTEREST....  7

  IV.    TERMS AND CONDITIONS OF THE PROPOSAL............................... 12

A.       Transfer of Assets................................................. 12
B.       Recovery of Generation Costs Under the 4 Percent RSP Rider......... 15
C.       Surcharge on Mon Power's Large Commercial and Industrial
                    Customers............................................... 18
         D.        Carrying Charges......................................... 21
         E.         USF Rider Adjustments................................... 21

  V.MISCELLANEOUS .......................................................... 22

A.       Pending Proceedings................................................ 22
B.       Waiver Requests.................................................... 23
C.       Other Transition Concerns.......................................... 27
D.       Effective Date..................................................... 29
E.       Cancellation of Mon Power's Tariffs and Related Agreements......... 29
F.       Rehearing Applications............................................. 29

FINDINGS OF FACT AND CONCLUSIONS OF LAW..................................... 30

ORDER....................................................................... 33

Appendix:   List of Abbreviations and Acronyms ............................. 36

     The Commission, considering the joint reports of Columbus Southern Power Company and Monongahela Power Company in response to the Commission's June 14, 2005 Entry, the evidence of record, the arguments of the parties, the applicable law, and being otherwise fully advised, hereby issues its Opinion and Order:

APPEARANCES:
-----------

     Porter, Wright, Morris & Arthur, by Daniel R. Conway and Andrew C. Emerson, 41 South High Street, 30th Floor, Columbus, Ohio 43215, and Kathryn L. Patton, Deputy General Counsel, 800 Cabin Hill Road, Greensburg, Pennsylvania 15601, on behalf of the Monongahela Power Company.

     Marvin I. Resnik and Sandra Williams, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, 43215-2373, on behalf of Columbus Southern Power Company.

     Jim Petro, Attorney General of the state of Ohio, Duane W. Luckey, Senior Deputy Attorney General, Public Utilities Section, by Thomas W. McNamee, 180 East Broad Street, 9th Floor, Columbus, Ohio 43215-3793, on behalf of the staff of the Public Utilities Commission of Ohio.

     Janine L. Migden-Ostrander, Ohio Consumers' Counsel, by Ann M. Hotz and Jeffrey Small, Assistant Consumers' Counsel, 10 West Broad Street, Suite 1800, Columbus, Ohio, 43215-3485, on behalf of the residential customers of the Ohio jurisdictional electric distribution utilities.

     McNees, Wallace & Nurick, LLC, by Samuel C. Randazzo and Daniel J. Neilsen, Fifth Third Center, 21 East State Street, Suite 1700, Columbus, Ohio 43215-4228, on behalf of the Industrial Energy Users-Ohio.

     Boehm, Kurtz & Lowry, by David F. Boehm, 36 East Seventh Street, Suite 1510, Cincinnati, Ohio 45202, on behalf of Ohio Energy Group, Inc.

     David C. Rinebolt, Executive Director and Counsel, 231 West Lima Street, Findlay, Ohio, 45839-1793, on behalf of Ohio Partners for Affordable Energy.

OPINION:
-------

I.   History of this Proceeding:
     --------------------------

     By its Entry issued on June 14, 2005, the Commission ordered Columbus Southern Power Company (CSP) and Monongahela Power Company (Mon Power) to engage in discussions regarding the acquisition by CSP of Mon Power's Ohio certified service territory. Joint reports were filed by Mon Power and CSP (the Companies) on June 28, July 15, and August 3, 2005, concerning discussions regarding CSP's acquisition of Mon Power's Ohio certified service territory. The Companies filed an additional joint report on August 9, 2005 (Joint Report) advising the Commission that the Companies successfully completed their negotiations and have entered into an Asset Purchase Agreement, which was included as an exhibit to that Joint Report. The terms of the Asset Purchase Agreement will be discussed more fully below.

     On August 18, 2005, Industrial Energy Users - Ohio (IEU-Ohio) filed a motion to intervene in this proceeding and a memorandum in support. The memorandum in support of IEU-Ohio's motion to intervene included a request that the Commission conduct a hearing regarding the terms of the proposed transfer, in accordance with Section 4905.48, Revised Code, which addresses transactions between public utilities.

     On August 22, 2005, an attorney examiner entry established the case schedule for filing interventions and prefiled testimony, conducting discovery, and set the hearing date for October 11, 2005 at 10:00 a.m., in Hearing Room 11-F at the offices of the Commission, 180 East Broad Street, Columbus, Ohio. Also by this entry, the title of this case was changed to the above case title, and a notice of the October 11, 2005 evidentiary hearing was to be published one time in a newspaper of general circulation in each county in both Mon Power's service area and CSP's service area at least 30 days prior to the hearing.

     On September 7, 2005, Ohio Partners for Affordable Energy (OPAE) filed a motion to intervene and memorandum in support. Also on September 7, 2005, Michael Smalz of the Ohio State Legal Service Association, Columbus, Ohio, filed a motion for the admission of David C. Rinebolt, to appear pro hac vice on behalf of OPAE before the Commission in this proceeding, with a memorandum in support.

     On September 9, 2005, the Ohio Energy Group (OEG) filed a motion to intervene and memorandum in support. On September 15, 2005, the Office of the Ohio Consumers' Counsel (OCC) filed a motion to intervene and memorandum in support.

     By attorney examiner entry issued September 29, 2005, IEU-Ohio's, OPAE's, OEG's, and OCC's motions to intervene in this proceeding were granted. The motion to admit David C. Rinebolt, pro hac vice, to represent OPAE was also granted by this entry. Further by this entry, OCC's motion for a local public hearing in Marietta, Ohio was denied; however, the Commission would take testimony from any members of the public present on October 11, 2005 at 10:00 a.m., in Hearing Room 11-F, preceding the evidentiary hearing. Last, the attorney examiner entry stated that IEU-Ohio's request for the Commission to conduct a hearing regarding the terms of the proposed transfer, in accordance with Section 4905.48, Revised Code, was moot, because the case schedule for this proceeding includes an evidentiary hearing.

     On September 30, 2005, the Ohio Hospital Association (OHA) filed a motion to intervene and a memorandum in support.

     On October 11, 2005, two members of the public, Paul Mommessin (Krayton Polymers) and Bob Flygar (Eramet), presented sworn testimony preceding the evidentiary hearing, in accordance with the September 29, 2005 attorney examiner entry. The public testimony was mainly directed at the economic impact ("rate shock") of the proposed transfer. The witnesses also requested that the Commission consider phasing in the rates, under CSP's RSP, to help the Mon Power customers absorb the impact of transfer.

     The evidentiary hearing commenced on October 11, 2005, following the public testimony noted above. The pending motion of OHA to intervene in this proceeding was granted at the hearing. Twelve witnesses presented testimony: George B. Blankenship, Robert B. Reeping, Raymond E. Valdes, Peter Toomey, and Mark A. Mader, on behalf of Mon Power; J. Craig Baker, Selwyn J. Dias, David M. Roush, and Leonard V. Assante, on behalf of CSP; and J. Edward Hess, Robert B. Fortney, and Richard C. Cahaan, on behalf of Commission Staff (Staff). On October 12, 2005, OCC filed rebuttal testimony in this proceeding. The hearing reconvened on October 12, 2005, to hear the direct and rebuttal testimony of OCC's witness, Randell J. Corbin.

     Post-hearing briefs were filed on October 21, 2005, and reply briefs were filed on October 28, 2005. Letters from consumers and other interested groups, expressing concerns about the "rate shock" associated with the proposed transfer, have been filed in the docket of this case.

II.  August 9, 2005 Joint Report
     ---------------------------

     The Companies' August 9, 2005 Joint Report proposes, under the terms of the Asset Purchase Agreement (APA), that CSP will purchase, with certain exceptions, the assets located in Ohio that are used by Mon Power in its Ohio transmission and distribution business, including the rights to serve Mon Power's existing certified service territory in Ohio (Joint Report at 2).(1) The purchase price for the identified assets will be the net book value of the acquired assets, plus $10 million (the purchase price will be subject to a post-closing true-up). (Id. at 3.)



-------------------

1 The APA is identified as Exhibit 1 to the August 9, 2005 Joint Report. The assets located in Ohio and used by Mon Power in its Ohio transmission and distribution business are described in Section 2.1 of the APA and the related schedules to Section 2.1.

     As to the rates to be charged to acquired Mon Power customers, CSP proposes that the customers in Mon Power's present Ohio certified service territory be charged rates established in CSP's Rate Stabilization Plan (RSP), under Case No. 04-169-EL-UNC, In the Matter of the Application of Columbus Southern Power Company and Ohio Power Company for Approval of a Post Market Development Period Rate Stabilization Plan, filed February 9, 2004 and approved January 26, 2005 (id. at 6). CSP proposes that the one exception to this general rate proposition is that Mon Power's large commercial and industrial (C&I) customers will be assessed a nonbypassable surcharge on a per kWh basis set at a level to produce $10 million over an approximately five-year period (id.).

     In addition, CSP proposes that it be permitted to recover the difference between its power acquisition costs and the revenues produced under CSP's rates for the rate stabilization period January 1, 2006 through December 31, 2008 (id. at 7; CSP Ex. 1, at 7-8). The Joint Report states that Mon Power has agreed to sell CSP 100 percent of its power requirements to serve the new load associated with the former Mon Power customers from January 1, 2006 through May 31, 2007, at $45 per MWh (id.; CSP Ex. 1 at 6; Mon Power Ex. 5, at 9-10). For the remainder of the rate stabilization period, CSP proposes to conduct a Request for Proposals (RFP) for the same customer load for the period from June 1, 2007 through December 31, 2008 (id. at 7-8; CSP Ex. 1, at 6-7). CSP states that, as a result of the Commission's order for CSP to extend service at CSP's rates to Mon Power's Ohio service territory, the difference, or revenue differential, between the revenues collected under CSP's base generation rates (without any existing or new generation surcharges) and CSP's power purchase costs, under the power sales agreement (PSA)(2) with Mon Power and the subsequent RFP bid(s) for the above three-year period will trigger the "4%" provision of its Rate Stabilization Plan (id. at 8; CSP Ex. 1, at 7-10).(3) The difference for the first year is expected to be approximately $17 to $19 million (id.; CSP Ex. 3, at 8-9 and DMR Ex. 3).(4) CSP seeks approval, as part of this proceeding, to collect this amount from all of CSP's current and new customers at a generation surcharge level based upon expected load in 2006 (id.; CSP Ex. 1, at 9-10; CSP Ex. 3 at DMR Ex. 5 "Power Acquisition Rider").(5)


-------------------

2 The Power Sales Agreement is included as Exhibit G to the APA. The testimony of Mon Power witness Mader refers to the power sales agreement as a "power purchase agreement (PPA)." (Mon Power Ex. 5, at 9-10).

3    The "4%" provision refers to Section 3 of CSP's Rate Stabilization Plan
     (RSP) application, filed February 9, 2004, under Case No. 04-169-EL-UNC, and approved by the Commission on January 26, 2005.

4    DMR Ex. 3 (of CSP Ex. 3) is titled "Power Acquisition Cost Difference."

5 DMR Ex. 5 (of CSP Ex. 3) is a proposed "Power Acquisition Rider" for Columbus Southern Power Company P.U.C.O No. 6, which is the new tariff approved in CSP's RSP case, effective January 1, 2006. The text of the proposed rider states: "Effective January 1, 2006, all customers subject to the provisions of this Rider, including any bills rendered under special contract, shall be adjusted by the Power Acquisition Rider of 0.07945(cent) per KWH."

III. Determination of Whether the Transfer is in the Public Interest
     ---------------------------------------------------------------

     The Companies filed their August 9, 2005 Joint Report pursuant the Commission's June 14, 2005 Entry, and Sections 4905.48 and 4933.85, Revised Code. These sections state:

     ss. 4905.48. Transactions between public utilities
     --------------------------------------------------

        With the consent and approval of the public utilities commission:

        (A)  . . . .

        (B) Any public utility may purchase or lease the property, plant, or business of any other such public utility.

        (C) Any such public utility may sell or lease its property or business to any other such public utility.

        (D)  . . . .

          To obtain the consent and approval of the commission for such authority, a petition, joint or otherwise, signed and verified by the president and the secretary of the respective companies, clearly setting forth the object and purposes desired, and stating whether or not it is for the purchase, sale, lease, or making of contracts, or for any other purpose provided in this section, and also the terms and conditions of the same, shall be filed with the commission. If the commission deems it necessary, it shall, upon the filing of such petition, fix a time and place for a hearing.

          If, after such hearing or in case no hearing is required, the commission is satisfied that the prayer of such petition should be granted and the public will thereby be furnished adequate service for a reasonable and just rate, rental, toll, or charge, it shall make such order as it deems proper and the circumstances require, and thereupon the things provided for in such order may be done.

     ss. 4933.85 Transfer of rights
     ------------------------------

          The rights and authority granted under sections 4933.81 to 4933.84 of the Revised Code may be assigned or transferred only with the approval of the public utilities commission and approval shall be granted if the commission finds that the assignment or transfer is not contrary to the public interest. Upon the merger or consolidation of electric suppliers, the surviving or new electric supplier shall, without further action, succeed to all rights and authority previously granted under sections 4933.81 to 4933.84 of the Revised Code to the merged or consolidated electric suppliers.

     As set forth above, the Commission's responsibility, pursuant to Sections 4905.48 and 4933.85, Revised Code, is to determine whether the transfer of Mon Power's facilities and service territory to CSP is not contrary to the public interest and will furnish adequate service for a reasonable and just rate. Various parties have presented arguments for and against whether certain of the terms and conditions of the Companies' proposal set forth in the August 9, 2005 Joint Report meet the statutory criteria for granting the transfer. However, except for possibly OEG, the intervening parties do not categorically oppose the transfer of Mon Power's service territory to CSP. Mon Power and CSP have presented a number of witnesses to support the position that their proposal meets the statutory criteria to grant their requested transfer. Staff and other parties have proposed alternatives or modifications to the Companies' proposal. In this section of the order, the Commission will address whether, in general, the Companies' proposal will be in the public interest. In the following section, the Commission will address in particular the issues raised by the parties to the terms and conditions of the transfer and the establishment of rates.

     The Companies argue that by taking service under CSP's tariffs pursuant to CSP's Commission-approved RSP, Mon Power's customers will not be subject to the volatility and the much larger rate increases they are projected to face from the procurement of power through Mon Power's competitive bid process (CBP) (CSP Ex. 2, at 3). They contend that the rates that result from the proposed transaction are significantly lower than the projected Mon Power rates that would result if the transaction was not completed and a CBP is used to procure the necessary generation (Mon Power Ex. 1, at 5-6). Based on wholesale power cost projections for 2006-2008 provided by Mon Power witness Reeping, Mon Power witness Valdes calculated corresponding rates, by customer class, for each year of the 2006-2008 period. Mon Power witness Blankenship provided as part of his testimony a side-by-side comparison of the rates for each year of the 3-year period, which is set forth below.




-------------   ---------------------------   ---------------------------   --------------------------
Customer                   2006                        2007                          2008
Class              MP Rate        CSP Rate      MP Rate         CSP Rate       MP Rate      CSP Rate
-------------   ---------------------------   ---------------------------   --------------------------

Residential     $0.12141/kWh    $0.0834/kWh   $0.11480/kWh    $0.0846/kWh   $0.11112/kWh   $0.0858/kWh
-------------   ---------------------------   ---------------------------   --------------------------
Commercial      $0.10454/kWh    $0.0712/kWh   $0.09824/kWh    $0.0726/kWh   $0.09520/kWh   $0.0740/kWh
-------------   ---------------------------   ---------------------------   --------------------------
Industrial      $0.07649/kWh    $0.0447/kWh   $0.07116/kWh    $0.0457/kWh   $0.06816/kWh   $0.0467/kWh
-------------   ---------------------------   ---------------------------   --------------------------

             (Mon Power Ex. 1, at 6; Mon Power Ex. 2, at 4-5; Mon Power Ex. 3, at 4-5.)




     In addition to the testimony of Mon Power's witnesses, CSP witness Roush estimated the impact on customers moving from Mon Power to CSP. He testified that the estimated rate increase, without the transfer, under Mon Power's projected rates in 2006 by customer class as follows: Residential 79%; Commercial 71%; and Industrial 137% (CSP Ex. 3, at 4). If the transfer is approved as they propose, Mr. Roush estimated the 2006 rate increase impact to be: Residential 23%; Commercial 17%; and Industrial 38% (id., at 3). The

Companies argue that these figures provide compelling evidence as to why this transaction is in the public interest and will lead to adequate service for a reasonable and just rate.

     The Companies also argue that the uncertainty surrounding the future impact on rates by the litigation currently being pursued by Mon Power regarding its right to recover its wholesale power costs from Mon Power's large C&I customers for 2004 and 2005 will be eliminated.(6) Mon Power witness Valdes calculated the under-recovery of wholesale power costs incurred by Mon Power from 2004 through 2005 to be approximately $46.8 million, which the Companies argue could potentially be ordered by a court to be recovered from Mon Power's rate payers (Mon Power Ex. 3, at 6). As part of the proposed transaction, Mon Power has agreed to dismiss its pending litigation with the Commission related to these claims. The Companies also note that service will continue to be provided by CSP using largely the same employees, equipment, and for a limited time from the same service center used by Mon Power (CSP Ex. 2, at 3). Further, Mon Power agrees to provide CSP with any assistance it may need during the initial two-year period as CSP gains experience with the new territory and its customers. Lastly, the Companies contend that, because CSP is a wholly owned affiliate of American Electric Power Company, Inc. (AEP), CSP has access to all of AEP's resources and its overall financial strength and stability.

     The Staff, with the changes it proposes, supports the proposed transfer transaction. Staff witness Hess believes that the proposal mitigates the rate shock of shifting Mon Power's customers to market-based rates after December 31, 2005, and that the proposal is a reasonable compromise to the federal and state litigation (Staff Ex. 1, at 5). Staff witness Cahaan also takes the position that the benefits of providing a rate stabilization plan to the southeastern part of the state will provide benefits to the rest of the CSP service territory due to the strong economic ties between these two service territories (Staff Ex. 3, at 4). Staff argues that, in general, prosperity in one area affects surrounding territories in the state. However, Staff argues that distribution rate cases should be undertaken for CSP, as well as Ohio Power Company (Ohio Power), inasmuch as it has been many years since their last rate cases and the transfer of Mon Power's assets could have an impact on distribution rates.

     OCC argues that Ohio law does not permit the Commission to automatically increase the rates of customers of an acquired utility to those of the rates of the customers of the acquiring utility. It argues that the Commission must follow the procedures for fixation of rates set forth in Section 4909.15, Revised Code. If the Commission does not agree, OCC proposes that the Commission phase-in the rates to be charged Mon Power customers to minimize rate shock. OCC witness Corbin believes that the increase in rates for Mon Power residential


-------------------

6 See Monongahela Power Co. v. Alan R. Schriber, et al., 322 F. Supp. 2d 902, United States District Court for the Southern District of Ohio Eastern Division, before Judge Edmund A. Sargus, Jr., and Monongahela Power Co. v. Pub. Util. Comm'n, Case No. 05-392 in the Supreme Court of Ohio.

customers would be more than the 23 percent estimated by Mr. Roush. He contends that, by using Mon Power's actual average monthly usage to Mr. Roush estimates, the average residential customers will experience a 34 percent increase or approximately $20 more a month, without including the addition of a 4 percent generation increase under CSP's RSP (OCC Ex. 2, at 4). OCC also argues that CSP's calculated residential customer increase does not take into account the 5 percent discount in Mon Power generation rates provide by electric restructuring under Senate Bill 3. Under a policy of gradualism, OCC recommends that the rate increase to Mon Power residential customers be limited to 1/3 the increase proposed by the Companies and the remainder recovered in increases the following two years of the RSP (id., at 7 and 8). OCC also does not support the undertaking of distribution rate cases for CSP or Ohio Power, arguing that it is unreasonable and unlawful. OCC argues that the subject of a distribution rate case was raised in both CSP's ETP and RSP and through those proceedings the Commission approved, as part of an overall plan, CSP and Ohio Power distribution rate freezes through the end of 2008.

     OPAE also argues that Mon Power customers should be charged under existing Mon Power rates if the transfer is approved. It also supports OCC's phase-in plan as an alternative and believes more energy efficiency assistance to low-income customers should be made available if rates are to increase. OEG takes the position that CSP customers receive no benefit from CSP acquiring Mon Power's service territory and in fact end up paying more from an increase in the RSP generation charge. IEU-Ohio also has concerns with CSP's power purchases from Mon Power as part of the APA.

     Having reviewed the arguments and recommendations set forth above, the Commission finds that the transfer transaction, as modified as set forth below, does meet the requirements of Sections 4905.48 and 4933.85, Revised Code, and is not contrary to the public interest and will result in the public being furnished adequate service for a reasonable and just rate. The evidence shows that the Mon Power customers being acquired by CSP will be far better off under the rates established under the Companies' proposal than by being served at a CBP provided by Mon Power. Further, this proposal will end any further litigation by Mon Power in state and federal courts, provides stable rates for Mon Power customers for three years under CSP's RSP, and provides electric service from a utility with financial strength and stability.

     We disagree with OCC's argument that the Commission can only change the rates charged to Mon Power customers pursuant to Section 4909.15, Revised Code. Although the Commission may have authorized mergers and granted utilities' requests that they continue to apply the individual base rates of each company until the merged company's next base rate case, such as the merger of West Ohio Gas Company and East Ohio Gas Company,(7) we believe that, in transfer proceedings such as this under Sections 4905.48 and 4933.85, Revised Code, the acquiring utility is permitted to charge its approved rates to the acquired customers. This is not a case of a utility increasing its base rates, but rather a case of a utility charging its rates pursuant to an approved RSP. Clearly,
Section 4909.15, Revised Code, does not apply. We are also puzzled why OCC would make such an argument, which would most likely leave Mon Power customers subject to charges under a CBP starting in 2006. The evidence in this proceeding substantiates that such charges would be much higher than CSP's RSP rates.

     With regard to OCC's proposal for a phase-in plan to address its and OPAE's concern over rate shock, we believe that with the transfers of Mon Power's customers to CSP and the charging of CSP's RSP rates, the Commission is ameliorating rate shock as much as reasonably possible. Although we recognize that the CSP rates are higher than Mon Power's current rates, whether you use CSP's or OCC's estimated increases, it does not seem unreasonable to ask Mon Power customers to pay the same rates that CSP customers are charged, particularly when looking at the alternative. We also note that Mon Power's rates have been the lowest in the state and its customers benefited from those rates for many years. The Commission also finds that there are sufficient low-income customer energy efficiency programs available through the utilities and state and federal programs to address OPAE's concerns.

     As for Staff's request to initiate distribution base rate proceedings, we find such a request to be contrary to the RSP distribution rate freeze provisions. We noted in our RSP Opinion and Order of January 26, 2005 that we were approving the RSP as a package and that embarking on a rate proceeding at that point could run counter to our ultimate goals of rate stability and financial certainty for AEP (RSP Opinion and Order at 23). The Commission does not find that initiating distribution rate base proceedings at this time is warranted. We will, however, be looking at having CSP and Ohio Power file such rate cases at the end of the RSP.

     Lastly, the Commission finds that all Mon Power and CSP customers will benefit from this transfer as argued by the Companies and Staff. Although we acknowledge that Mon Power customers are the primary beneficiaries of the transfer, economic benefits will inure to all citizens and businesses in both regions by helping to sustain the economic development in southeastern Ohio.


-------------------

7 See In the Matter of the Application of the East Ohio Gas Company and West Ohio Gas Company for Authority to Merge, Case No. 96-991-GA-UNC et al., Finding and Order December 19, 1996.

IV.  Terms and Conditions of the Proposal:

     A.   Transfer of Assets

     As discussed above, the Companies' August 9, 2005 Joint Report proposes, under the terms of the APA, that CSP will purchase the assets located in Ohio that are used by Mon Power in its Ohio transmission and distribution business, including the rights to serve Mon Power's existing certified service territory in Ohio (with the exception of certain excluded assets that are identified in Section 2.2 of the APA). (APA at 1.) The purchase price for the identified assets will be the Net Book Value of the acquired assets, as of the effective date of the transfer of Mon Power's Ohio certified service territory, less Mon Power's share of property taxes, prorated to Mon Power under the provisions of
Section 7.7(h)(i) of the APA (id., Ex. A, at 7).(8) The Net Book Value of the assets as of March 31, 2005, is included in APA as Schedule 5.5 (id., Ex. A, at
7). The purchase price for the identified Ohio assets will be subject to a post-closing true-up, under Section 3.2 of the APA (id., Ex. A, at 7). The Companies anticipate that the total purchase price for Mon Power's net assets associated with its Ohio service territory will be approximately $45 million (CSP Ex. 1, at 5)(9)

     As part of the transfer of assets, CSP will be acquiring certain regulatory assets and regulatory liabilities presently on Mon Power's accounting books associated with Mon Power's Ohio service territory (CSP Ex. 4, at 11.) CSP witness Baker's testimony indicates that CSP will acquire approximately $3.7 million of regulatory assets currently recorded on the books of Mon Power (CSP Ex. 1, at 4). CSP witness Dias' testimony asserts that acquiring the regulatory assets which are an integral part of the (Mon Power) balance sheet is a reasonable expectation in such a (transfer) transaction (CSP Ex. 2, at 8). CSP proposes to recover these acquired regulatory assets and refund these acquired regulatory liabilities in its next distribution rate case filing (CSP Ex. 4, at 11). The regulatory assets and regulatory liabilities to be acquired are related to the following items:


-------------------

8 The total purchase price, under the APA, also includes the $10 million Litigation Termination Surcharge, which is discussed above in a separate section.

9 The approximate $45 million total purchase price for net assets does not include the $10 million Litigation Termination Surcharge.


           --------------------------------------------- ------------------------- -------------------------
                           Description                      Regulatory Assets       Regulatory Liabilities
                           -----------                      -----------------       ----------------------
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Deferred Taxes  - Current            (FAS                     $171,000                $( 51,000)
           109)
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Deferred                                                    $2,912,000
           Taxes                               (FAS
           109)
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
                        Total Deferred Taxes  (FAS 109)                $3,083,000                $( 51,000)
                        -----                                          ----------                ----------
           --------------------------------------------- ------------------------- -------------------------
                          Net Deferred Taxes  (FAS 109)                $3,032,000
                          ---                                          ----------
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Ohio kWh Taxes                                                 645,000             -
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Ohio Consumer Education Costs                                  176,000                 (176,000)
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Line Extension Costs                                            78,000             -
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
           Cost of Removal                                          -                                 1,000
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------
                                                  Total                $3,982,000                $(226,000)
                                                                       ----------                ----------
           --------------------------------------------- ------------------------- -------------------------
           --------------------------------------------- ------------------------- -------------------------

           Net Regulatory Assets                                       $3,756,000
           ---                                                         ----------
           --------------------------------------------- ------------------------- -------------------------



(CSP Ex. 4, at 12; Mon Power Ex. 4 at 5; Joint Report at 8-9 and APA at Schedule 5.5-1.)

     CSP notes that the above amounts are as of March 31, 2005 and are subject to revision through a true-up process to reflect activity through the closing of the transfer transaction (CSP Ex. 4, at 12). CSP is requesting approval to record these acquired regulatory assets and regulatory liabilities on its regulated accounting books at the same values as on Mon Power's accounting books (id.) CSP is also requesting approval to recover the acquired regulatory assets from and refund the acquired regulatory liabilities to all CSP's electric distribution customers beginning with its next distribution rate case (after the RSP period) (id.).

     IEU-Ohio asserts that the Companies' proposal requires an examination of what "net book value" means (IEU-Ohio Initial Br. at 11). IEU-Ohio contends that the meaning advanced by Mon Power and CSP is in error (id.). IEU-Ohio questions the $3,031,609 of assets that have been identified as "FAS 109-related"(10) regulatory assets (id.). IEU-Ohio submits that this is the most significant portion of the total regulatory assets ($3,756,000) that the Companies propose to be transferred from Mon Power's books to CSP's books (id.). IEU-Ohio argues that the FAS 109-related regulatory assets allocated to Ohio, by Mon Power, improperly include generation-related regulatory assets; therefore, the FAS 109-related regulatory assets currently recorded on Mon Power's books are incorrect and inflated. IEU-Ohio bases its contention on the specific calculation used by Mon Power to allocate this regulatory asset to Mon Power Ohio's books (id. at 11-12). Further, IEU-Ohio contends that there was no regulatory order providing for the recording of the FAS 109-related regulatory


-------------------

10 "FAS-109" refers to Statement No. 109, issued by the Financial Accounting Standards Board (FASB), in February 1992, to address accounting for income taxes. The FASB develops broad accounting concepts as well as standards for financial reporting. It is not a government agency with regulatory authority. See http://www.fasb.org.

assets in Account 182.3.(11) (Id.; Tr. I, 96-97 & 137.) IEU-Ohio asserts that the Commission should direct that a detailed audit of Mon Power's books should be conducted to ensure that any costs that migrate from Mon Power's books and records to CSP's book and records are the result of proper accounting practices and are appropriately allocable or assignable to the Ohio service territory of Mon Power (id.).

     Mon Power witness Toomey indicated in his direct testimony that Mon Power's regulatory asset and regulatory liability accounts were established "as a result of the proper application of ratemaking methodology for the inclusion of tax expense in cost recovery; there was no specific regulatory order." (Mon Power Ex. 4, at 6.) On cross-examination, Mr. Toomey again testified that there was not a specific regulatory order approved for these accounts, and stated his belief that FAS 109 provided the authority for Mon Power's recording of its regulatory assets (Mon Power Ex. 4, at 6; see also Tr. at 95-97). Mr. Toomey also asserted that Mon Power's method of accounting for its income taxes and its deferred income taxes is in accordance with the Federal Energy Regulatory Commission (FERC) prescribed Uniform System of Accounts (USOA) (Tr. I, at 93-97).

     CSP, in its Reply Brief, asserts that the Commission did authorize the creation of FAS-109 regulatory assets and liabilities in Mon Power's rate proceeding, Case No. 94-1918-EL-AIR (id. at 12). CSP further asserts that even if there were not a specific Commission order, there are other bases for concluding that the regulatory asset was properly created (id.). Mon Power, in its Reply Brief, asserts that the bulk of the net regulatory assets and liabilities are deferred taxes that result from differences in timing between when the tax costs are incurred and when revenue is collected from customers through rates to recover those costs (id. at 2). Mon Power further asserts that its regulatory assets and liabilities were established in accordance with the FERC Uniform System of Accounts, 18 C.F.R. Part 101, and the Statement of Financial Accounting Standard (FAS) 109 (id. at 3). Mon Power argues that the net book value of the FAS 109-related regulatory assets represents the cost of taxes incurred by Mon Power and not yet recovered through customer rates (id.). This is a cost that Mon Power believes it is entitled to recover from its customers (id.). Mon Power contends that, by purchasing this asset from Mon Power, CSP will act as a conduit for the collection of the revenues that will recover that cost (id.; Mon Power Ex. 4, at 6). Staff believes that a distribution rate case is the better place to work out the treatment of all of CSP's assets and costs (Staff Reply Br. at 7). If the Commission does not order a distribution rate case, however, Staff agrees that an audit should be performed as IEU-Ohio suggests (Staff Reply Br. at 7).


-------------------

11 See IEU-Ohio Ex. 1, 18 C.F.R. ss. 182.3 "Other Regulatory Assets," which states in pertinent part: "A. This account shall include the amounts of regulatory-created assets, not includible in other accounts, resulting from ratemaking action of regulatory agencies."

     Having reviewed the arguments and recommendations set forth above, the Commission finds that the proposed asset transfer from Mon Power to CSP should be approved subject to our findings below. The evidence presented by the Companies sufficiently supports the transfer of the transmission and distribution assets requested by the Companies. However, with regard to the regulatory assets, mainly associated with deferred taxes, the Commission believes that an audit should be performed before those regulatory assets are transferred over to CSP's books as suggested by IEU-Ohio and Staff. The Commission finds that the testimony and arguments presented by the Companies show that the regulatory assets in question were properly booked by Mon Power. However, the Commission questions the allocation methodology used in transferring a portion of the regulatory assets to CSP in connection with this transfer. From the record, it is not clear that the portion of the regulatory assets being transferred are associated with transmission and distribution assets only. After trying to discredit IEU-Ohio's argument, Mon Power notes in its reply brief that "IEU-Ohio's criticism is really that Mon Power should have removed the generation-related FAS 109 regulatory assets from the total company FAS 109 amount before performing the allocation instead of removing the generation-related FAS 109 regulatory assets as part of the allocation." The Commission believes that that is exactly the point. We do not believe that the Companies' methodology actually does properly remove any generation-related assets. Accordingly, we will direct the Companies to perform an audit to ensure that the regulatory assets being transferred relate to transmission and distribution assets only. The Commission believes that this audit can be completed during the 60-day post-closing true-up period provision under Section
3.2 of the APA. The Commission also believes this is a better alternative for CSP than to find that an asset did not receive proper accounting treatment during a later distribution rate case.

     B.   Recovery of Generation Costs Under the 4 Percent RSP Rider
          ----------------------------------------------------------

     As noted above, CSP proposes that it be permitted to recover the difference between its power acquisition costs and the revenues produced under CSP's rates for the rate stabilization period January 1, 2006 through December 31, 2008 (Joint Report at 7; CSP Ex. 1, at 7-8). The power sales agreement (PSA)(12) provides for Mon Power to sell CSP 100 percent of its power requirements to serve the new load associated with the former Mon Power customers from January 1, 2006 through May 31, 2007, at $45 per MWh (id.; CSP Ex. 1, at 6). For the remainder of the rate stabilization period, CSP proposes to conduct an RFP for the same customer load for the period from June 1, 2007 through December 31, 2008 (id. at 7-8; CSP Ex. 1, at 6-7). CSP asserts that, as a result of the Commission's order for CSP to extend service at CSP's rates to Mon Power's Ohio service territory, the difference, or revenue differential, between the revenues collected under CSP's base generation rates (without any existing or new


-------------------

12 The PSA is included as Exhibit G to the APA. The testimony of Mon Power witness Mader refers to the power sales agreement as a "power purchase agreement (PPA)." (Mon Power Ex. 5, at 9-10).

generation surcharges) and CSP's power purchase costs (under the purchase power agreement with Mon Power) will trigger the "4%" provision of its RSP (id. at 8; CSP Ex. 1, at 7-9; CSP Ex. 3, at 8-9 and DMR Ex. 3; CSP Ex. 4, at 10).(13) The difference for the first year is expected to be approximately $17 to $19 million (Joint Report at 8; CSP Ex. 3, at 8-9 and DMR Ex. 3).(14) CSP seeks approval, as part of this proceeding, to collect this amount from all of CSP's current and new customers at a generation surcharge level based upon expected load in 2006 (id.; CSP Ex. 1, at 9-10; CSP Ex. 3 at DMR Ex. 5).(15)

     For years 2007 and 2008, (also as a result of the Commission's order for CSP to extend service at CSP's rates to Mon Power's Ohio service territory) CSP anticipates that there will be a revenue differential between the revenues collected under CSP's base generation rates and the power purchase costs from the RFP process (id.; CSP Ex. 3 at 8-9). CSP asserts that it will also be entitled to recover the revenue differential under the 4 percent provision applicable to each of those years (id.; CSP Ex. 1, at 7-10).

     CSP witness Baker testified that CSP does not have adequate generation capacity to serve both its current load and the Mon Power load. (Tr. I, 130.) Baker's direct testimony asserts that CSP's willingness to participate in this transfer transaction is conditioned on CSP's ability to collect the additional power supply costs associated with providing electric distribution service to the approximately 29,000 customers and combined load of approximately 300 MW that would be acquired through this transfer (CSP Ex. 1, at 7-8). Baker's direct testimony indicates that, although the Joint Report contemplated power acquisition surcharge adjustments at the end of calendar years 2006 and 2007, during which Mon Power's customers would be served under CSP's filed tariff, CSP now proposes that, for ease of administration and for customer understanding, to initially "true-up" the Power Acquisition Rider prior to the end of the seventeen-month period of the PSA (May 31, 2007), and to reflect the true-up in the Power Acquisition Rider applied during the second portion of the three-year period (June 1, 2007 through December 31, 2008) (id., at 7.) Baker's testimony also proposes a second true-up that would occur at the end of the RSP (December 31, 2008) (id.). Any over- or under-collection at December 31, 2008, would be subsequently refunded or collected through CSP's distribution tariffs (id., at 7-8). Baker's testimony asserts that application of a "true-up" procedure equally minimizes customer risk of over-recovery by CSP and CSP's risk of its own under-recovery (id., at 8). CSP witness Roush testified that, based on his calculations, a residential customer using 1,000 kWh of electricity per month would see a monthly rate increase of $0.79 as a result of the Power Acquisition Rider (CSP Ex. 3, at 9).


-------------------

13 The "4%" provision refers to Section 3 of CSP's Rate Stabilization Plan application, filed February 9, 2004, under Case No. 04-169-EL-UNC, and approved by the Commission on January 26, 2005.

14   DMR Ex. 3 (of CSP Ex. 3) is titled "Power Acquisition Cost Difference."

15   See n. 5 above for additional information concerning DMR Ex. 5 (of CSP Ex.
     3) and the proposed Power Acquisition Rider.

     The testimony of Staff witness Cahaan asserts that because CSP is assuming this obligation in response to a request by the Commission as a matter of public policy, such cost recovery falls within the scope of the 4 percent regulatory cost recovery provisions of CSP's RSP, and which should be recovered, as proposed, from all CSP customers (Staff Ex. 3, at 2-4). The testimony of Staff witness Fortney recommends that the language in this rider be modified to indicate that it is a "temporary" charge that will be applied only until the amount authorized by the Commission is collected (Staff Ex. 2, at 4; reference to CSP Ex. 3, at DMR Ex. 5 "Power Acquisition Rider").

     OEG asserts that there are no benefits to existing CSP customers from the terms of the proposed transfer. Further, even with the "true-ups," the second power acquisition time period involves CSP's purchase of power at market rates to serve the former Mon Power customer load; OEG opines that this will result in a substantial increase in the Power Acquisition Rider (OEG Br. at 3-4).

     IEU-Ohio opposes the Power Acquisition Rider proposed by CSP to recover the difference between the costs CSP will incur to purchase power to serve the former Mon Power customers and the revenues collected from those customers under CSP's generation rates. IEU-Ohio contends that CSP will be charging a market-based price on January 1, 2006 (IEU-Ohio Initial Br. at 13-15). IEU-Ohio further asserts that the cost recovery to be provided by the Power Acquisition Rider is not authorized under the RSP provision for additional generation increases, and, in any event, should not be permitted without a hearing concerning CSP's need for the recovery (id. at 15-18). IEU-Ohio argues that AEP has provided neither any information on CSP's costs nor any information for the Commission to make a determination of how much, if any, CSP should be permitted to increase its currently approved SSO rates through the 4 percent discretionary increase portion of its RSP plan (id. at 17, citing Tr. I, 121).

     Having reviewed the arguments and recommendations set forth above, the Commission finds that this order, approving the transfer of Mon Power's Ohio certified territory to CSP, is the type of administrative order contemplated under CSP's RSP that would result in consideration of an additional generation rate increase. The evidence shows that CSP does not have the generation capacity to serve both its current customers and the former Mon Power customers. The evidence also reflects that CSP's current generation rates will not provide sufficient revenue to cover the PSA rate of $45/MWh. Further, the proposed Power Acquisition Rider provides a mechanism for the generation surcharge to be adjusted twice during the three-year period from 2006 through 2008. The Commission finds, therefore, that CSP's Power Acquisition Rider is a reasonable mechanism to recover the incremental fuel costs of providing service to the former Mon Power customers and should be approved. The Commission also finds that CSP's proposed tariff language for the Power Acquisition Rider should be modified to indicate that it is a "temporary" charge that will be applied only until the amount authorized by the Commission in this proceeding is collected.

     The Commission notes, however, that CSP's RSP contains the provision that the additional generation adjustments are effectively capped at 4 percent.(16) Accordingly, the calculation of the Power Acquisition Rider must not exceed the 4 percent limit.

     C. Surcharge on Mon Power's Large Commercial and Industrial Customers
        ------------------------------------------------------------------

     The APA provides for CSP to pay Mon Power $10 million over and above the book value of the assets being transferred. The Companies state that the $10 million represents a portion of the purchase price of Mon Power's property under the APA attributable to Mon Power's agreement to terminate all litigation, including appellate proceedings, concerning Mon Power's attempts to recover its wholesale power costs for default generation services provided to its large commercial and industrial (C&I) customers by charging them Market-Based Standard Service Offer rates or a Purchased Power Recovery Surcharge beginning January 1, 2004 (Joint Report at 6; Mon Power Ex. 5, at 8). Mon Power argues that the $10 million represents a fraction of the total $46.8 million amount that was not collected from large C&I customers because of Commission's ruling that the Market Development Period for these customer could not end until December 31, 2005. Mon Power witness testified that the $10 million represents a portion of the total valuation of the transaction to transfer its Ohio service territory and cannot be viewed in isolation. It was part of a negotiation that included the sale of property at net book value and a power purchase agreement of approximately 2.7 million MWhs at $45/MWh (Mon Power Ex. 5, at 8).

     As part of the rate design proposed by CSP to take over Mon Power's service territory in Ohio, CSP proposes to recover the $10 million from acquired Mon Power large C&I customers over an approximately five-year period through a separate nonbypassable per kWh rider. The surcharge is to remain in effect until the $10 million is recovered, including a carrying charge on the unrecovered balance of the $10 million at the weighted average cost of capital computed in a manner consistent with the method used by CSP in its RSP. The Companies state that they will provide the Staff with an accounting of the revenues collected under the surcharge to demonstrate that there is not an over-recovery.

     Staff proposes that, to the extent the Commission is concerned about the economic impact of allocating the $10 million to the Mon Power's large C&I customers, it could spread the cost over all of the current Mon Power customers, or over the entire CSP territory, to reduce the impact. Staff witness Hess


-------------------

(16) See Case No. 04-169-EL-UNC, In the Matter of the Application of Columbus Southern Power and Ohio Power Company for Approval of a Post-Market Development Period Rate Stabilization Plan, January 26, 2005 Opinion and Order, at 20.

testified that such a spreading of the cost would lessen the severity of the economic impact on Mon Power's C&I customers and recover the cost from a larger customer base in recognition of the benefit to all customers from economic development. He believes that this situation is similar to the justification of spreading "delta revenue" arising out of the Commission's approval of economic development contracts prior to electric restructuring. Mr. Hess testified that, assuming the rate of return purposed by the Companies and a five-year amortization, the rate to allocate these costs to all Mon Power large C&I customers, to all Mon Power customers, and to all Mon Power and CSP customers would be as follows:

         0.21567 cents/kWh - Mon Power large C&I customer
         0.15787 cents/kWh - All Mon Power customers
         0.01274 cents/kWh - All CSP and Mon Power customers

(Staff Ex. 1, at 6).

     IEU-Ohio and OEG argue that the surcharge should not be approved. IEU-Ohio asserts that, if the surcharge represents Mon Power's losses from providing power to C&I customers during 2004 and 2005, Mon Power is essentially being paid $10 million for the same claims of confiscation that it has maintained unsuccessfully in state and federal courts. IEU-Ohio argues that Mon Power is attempting to recover past purchased power cost that the Commission denied and that the matter is res judicata. OEG agrees with IEU-Ohio and also points out that CSP customers receive no benefit from the payment of the $10 million to Mon Power, and under no circumstances should CSP customers be required to pay the surcharge.

     OCC takes no position regarding whether other customer classes should be charged the surcharge; however, it argues that the surcharge recovers costs that cannot be reasonably assigned to residential customers on a cost causation basis. OCC witness Corbin testified that the litigation that brought about the $10 million surcharge did not involve residential customers and, therefore, they should not be responsible to pay any part of the surcharge (OCC Ex. 3, at 4). OPAE also agrees that the surcharge should not be charged to residential or CSP customers. OPAE also argues that even charging Mon Power's large C&I customers constitutes retroactive ratemaking if based on uncollected fuel costs from 2004 and 2005 and should also not be permitted as a premium to the purchase price.

     The Commission finds that a surcharge to recover the $10 million agreed to by the Companies as part of a negotiated purchase price to transfer Mon Power's certified territory in Ohio to CSP is not unreasonable. The Commission finds Mon Power was not required to transfer its assets at book value to CSP, as opposed to fair market value. We recognize that for CSP to acquire Mon Power's Ohio assets at book value it has agreed to compensate Mon Power for ending its litigation with the Commission to recover costs borne by Mon Power to supply power to large C&I customers during the years 2004 and 2005 at rates establish under the Mon Power's Electric Transition Plan (ETP) approved by the Commission in Case No. 00-02-EL-ETP. In light of this recognition, we find that a surcharge to recover the $10 million over approximately five years is reasonable. We do not find the $10 million to be a premium over market or retroactive ratemaking, but part of the total cost for the transfer of facilities and customer base. CSP's recovery of this portion of the purchase price is not res judicata or a collateral attack on prior Commission orders.

     The testimony of Staff witness Fortney recommends that the proposed language in this rider be modified to indicated that it is a "temporary" charge that will be applied only until the amount authorized by the Commission is collected (Staff Ex. 2, at 4; reference to CSP Ex. 3, at DMR Ex. 4, "Monongahela Power Litigation Termination Rider"). The Commission finds that the Staff recommendation is well-taken. Accordingly, the Commission also finds that CSP's proposed tariff language for the Monongahela Power Litigation Termination Rider should be modified to indicate that it is a "temporary" charge that will be applied only until the amount authorized by the Commission in this proceeding is collected.

     The remaining question is the customer base over which this surcharge should apply. Having considered the positions put forth by the various parties to this case, we conclude that the surcharge should be spread over all Mon Power and CSP customer classes. The Commission recognizes that, through unanticipated events, Mon Power incurred costs to supply generation service to its large C&I customers that were not recovered through frozen rates and finds that the $10 million payment by CSP is not unreasonable as part of the purchased price of the transfer. However, we cannot agree that the recovery of this amount should come from just Mon Power's large C&I customers. To limit the surcharge to just Mon Power's large C&I customers, as proposed by the Companies, would presume that Mon Power's large C&I customers have been charged rates lower than they should have been for 2004 and 2005. The Commission in arguments before the United States Southern Ohio District Court and at the Supreme Court of Ohio has steadfastly argued against that view. See Monongahela Power Co. v. Alan R. Schriber, et al., 322 F. Supp. 2d 902; 2004 U.S. Dist. LEXIS 11739 (S.D. Ohio, May 19, 2004 Opinion and Order); and Monongahela Power Co. v. Pub. Util. Comm'n., 104 Ohio St. 3d 571 (2004). Consequently, this portion of the purchase price should be spread over all Mon Power and CSP customers, just as the other costs of the transfer will eventually be paid by all customers. Further, as pointed out by Staff witness Hess, to spread this surcharge over a larger customer base greatly decreases the impact of the surcharge and reduces the rate stock on the businesses in southeastern Ohio helping to sustain economic development in the region and throughout the state.

     D. Carrying Charges
        ----------------

     As part of this transfer transaction, CSP proposes a carrying charge on the $10 million surcharge as well as on certain accounting deferrals for the incremental operating and capital costs of executing this transfer (CSP Ex. 4, at 13-14; CSP Ex. 2, at 6 and 7). The proposed carrying charges result from a weighted cost of capital which used a 12.46 percent return on equity (ROE). This ROE was established in CSP's last base rate case, Case No. 91-418-EL-AIR (Opinion and Order issued on May 12, 1992) (Staff Ex. 3, at 5). Staff witness Cahaan testified that he believes it is not reasonable to use the ROE established in 1992, inasmuch as interest rates have fallen since that time. Staff recommends a ROE of 10.5 percent, recognizing a balance of fallen interest rates and an increased perception of risk in the electric industry due to electric restructuring (id., at 7). Using this ROE would result in a carrying charge rate of 11.78 percent (Tr. I, 207).

     CSP on brief argues that the use of the ROE from its last rate case is supported by the Uniform System of Accounts which has been adopted by the Federal Energy Regulatory Commission (FERC) when computing the Allowance for Funds Used During Construction (AFUDC). CSP witness Assante testified that AFUDC is similar to the weight average cost of capital for purposes of computing the present carrying charges and, therefore, it is appropriate to use the ROE from the last rate case (CSP Ex. 4, at 14).

     IEU-Ohio argues that the carrying charge rate should not exceed 11.78 percent inasmuch as CSP has failed to offer any evidence that its proposed ROE is reasonable. OCC argues that Staff's proposed rate is too high under the current market conditions of relatively low costs of borrowing. OCC proposes that the carrying charge be based on AEP's cost of long-term debt.

     For purposes of this transaction, the Commission finds that using more current data to arrive at a ROE, as Staff has done, is more appropriate. The financial picture has changed greatly since 1992, particularly when looking at interest rates. As Staff witness Cahaan has noted, an examination of U. S. Treasury bond interest indicates that rates have dropped by approximately 3.5 to 4 percentage points since 1992 (Staff Ex. 3, at 6). We also find that it is reasonable to use a weighted cost of capital instead of just the cost of long-term debt. Accordingly, we find it proper to modify CSP's calculation of the carrying charge rate to reflect a ROE of 10.5 percent and an overall carrying charge of 11.78 percent.

     E. USF Rider Adjustments
        ---------------------

     Testimony by Staff witness Robert Fortney recommends that the Universal Service Fund Rider (USF Rider), which funds the electric Percentage Income Payment Plan (PIPP), be set at a "blended rate" that combines the Mon Power and CSP rates, if the transfer is approved (Staff Ex. 2, at 5; Tr. I, 199-200). CSP supports Staff's recommendation for blending the two companies' USF rider rates (CSP Ex. 3, at 9). CSP asserts that all of its customers should have the same

USF rider rate, which should result from blending the CSP and Mon Power data (id.). CSP further supports a Commission order regarding its USF rider in this case (CSP Ex. 3; CSP Reply Br. at 15.)

     OPAE objects to the blended USF rate for two reasons. First, former Mon Power customers on PIPP will be paying higher CSP rates, rather than the current Mon Power rates; therefore, the costs for electricity (consumed by CSP's PIPP customers) that CSP's USF rider has to reimburse will be higher (OPAE Br. at 6). OPAE opines that blending the rate will result in a shortfall in collections (id.). Second, OPAE asserts that the cost implications of the customer transfer and its impact on the USF rider calculation should be determined in the Ohio Department of Development (ODOD) case to establish the USF Riders for 2006 (id.).

     ODOD filed an application on October 28, 2005, under Case No. 05-717-EL-UNC (05-717), to establish the USF Riders for 2006. A review of ODOD's application in 05-717 indicates that ODOD has proposed an alternate blended USF rate for CSP in 2006, if the Mon Power certified territory transfer is approved (ODOD Application at 11, and Ex. L). The Commission finds it appropriate that the cost implications of the Mon Power customer transfer to CSP and any corresponding impact on the CSP's USF rider calculation be addressed in 05-717.

V.   Miscellaneous
     -------------

     A. Pending Proceedings
        -------------------

     As part of the Companies' proposed transfer, they are requesting that the Commission dismiss Case No. 04-1482-EL-CSS. This complaint case, brought by IEU-Ohio against Mon Power on September 27, 2004, alleges that Mon Power and its affiliates have been in violation of the Ohio Revised Code and its ETP to the detriment of Mon Power's customers. Mon Power filed a motion to dismiss the complaint on November 8, 2004, asserting that the issues raised by the complaint were the same issues that IEU-Ohio was arguing in the Mon Power confiscatory case initiated by the Commission in Case No. 04-880-EL-UNC (04-880).

     IEU-Ohio argues that there is no basis for dismissing its complaint. IEU-Ohio asserts that Mon Power had made misrepresentations regarding its ability to provide generation services to C&I customers during the ETP Market Development Period (MDP). However, IEU-Ohio is willing to withdraw its complaint if IEU-Ohio's proposed changes to the transfer transaction are approved.

     The Commission finds that it is appropriate to dismiss IEU-Ohio's complaint case. We believe that the issues of the complaint, regarding harm to C&I customers by charging market based rates for 2004 and 2005, were adequately addressed and/or mooted by our decisions in Case No. 03-1104-EL-ATA (03-1104), in which Mon Power's attempt to end its MDP for large C&I customers at the end 2003 was denied, and in 04-880, in which the Commission found that Mon Power's rates for C&I customers during the MDP were not confiscatory. With or without the approval of transfer transaction, IEU-Ohio's complaint should be dismissed.

     The Commission also finds that Mon Power's Application for a Pass-through and Surcharge for Wholesale Power Supply, Case No. 03-2567-EL-ATA (03-2567) filed on December 31, 2003, and its Application for Certain Findings under the Public Utility Holding Company Act of 1935 (PUHCA), Case No. 03-993-EL-UNC (03-993) filed on April 15, 2003, should also be dismissed. In the 03-2567 filing, Mon Power requested approval to apply a retail surcharge on C&I customers to recover the difference in price between it power purchases for those customers and the ETP established generation rate. In the 03-993 filing, Mon Power requested the Commission make certain findings required by the PUHCA so that it could transfer certain generation facilities. The Commission finds that the 03-2567 application is contrary to the Commission's Finding and Order and Entry on Rehearing issued in 03-1104, as well as subsumed by our Opinion and Order in 04-880. We also find that both these cases are now moot by our approval of the transfer transaction. Consequently, we will dismiss these cases and close these dockets.

     The Commission also finds that with the approval of the transfer transaction, Mon Power's Application for Approval of a Standard Service Offer and Competitive Bidding Process, Case No 04-1047-EL-ATA (04-1047), should also be dismissed. Mon Power filed that application to establish fixed-rate market-based standard service offer using a competitive bidding process that would take effect at the beginning of 2006. With the initiation of the current proceeding, the Commission by entry issued on June 21, 2005, continued the 04-1047 proceeding until a determination was made in this proceeding. With the approval of the transfer of Mon Power's service territory to CSP, there is no further need for Mon Power's application. Accordingly, Mon Power's application should be dismissed as well.

     B. Waiver Requests
        ---------------

     CSP has requested six temporary waivers of Commission rules as part of the proposed transfer of Mon Power's Ohio certified territory to CSP (Joint Report at 9; CSP Ex. 2, at 8-13; CSP Initial Br. at 16-18). Mon Power witness Valdes testified as to the need for the waiver requests identified in Section 12(F) of the Joint Report (id. at 9; Mon Power Ex. 3, at 3, 7-8). Staff supports the Companies' waiver requests (Staff Ex. 2, at 2). No parties opposed the waiver requests.

     1. Disconnection Rules: 4901:1-10-15 and 4901:1-18-05, O.A.C.

     Mon Power witness Valdes' testimony indicates that after the transfer of Mon Power's Ohio customers to CSP, Mon Power will still have accounts receivable for services provided prior to the transfer of those customers to CSP (id., at 3, 7-8). Under the terms of the APA, Mon Power is entitled to receive the revenues from those receivables (id., at 7). Mon Power asserts that once the transfer has occurred, however, it will no longer be the electric distribution utility for the customers who purchased the services related to those receivables and, thus, it will no longer be in a position to disconnect service in the event of non-payment (id.). CSP has agreed to assist Mon Power's collection of those receivables by disconnecting service for non-payment, at Mon Power's request (id.). Mon Power and CSP agree that it is appropriate to request a waiver from the Commission's rules to the extent that the rules allow EDUs to disconnect customers for non-payment only when the disconnecting EDU provided the services in question (id.; CSP Ex. 2, at 9-10). The Companies assert that a waiver request, if necessary, is appropriate because it would allow disconnection only in the non-payment circumstances already permitted by the disconnection rules and, therefore, is consistent with the intent of those rules (Mon Power Ex. 3, at 7-8; CSP Ex. 2, at 9-10). Mon Power witness Valdes' testimony indicates that the waivers should include the provisions in Chapter 4901:1-18, O.A.C., which apply to disconnection of service to residential customers, and Rules 4901:1-10-15 through 17, O.A.C., which apply to the disconnection of nonresidential customers (Mon Power Ex. 3, at 8).

     The specific rules that apply to disconnection of service are Rule 4901:1-18-05, O.A.C., for residential customers, and Rule 4901:1-10-15, O.A.C., for nonresidential customers. The Commission finds that it is reasonable for Mon Power to be authorized to collect its accounts receivable, and, if necessary, for CSP to disconnect the customer's service for non-payment. The Commission, therefore, finds that CSP's request for waiver of Rules 4901:1-18-05 and 4901:1-10-15, O.A.C., should be granted for a period of twelve months. The Commission, however, does not waive any of the disconnection notice requirements under Rules 4901:1-10-16 and 4901:1-10-17, O.A.C. Last, the Commission directs the Companies' to develop a process for Mon Power to promptly notify CSP of payments made by its former customers to avoid disconnection by CSP.

     2. Twelve-month Consumption History: Rule 4901:1-10-22, O.A.C.

     Rule 4901:1-10-22, O.A.C., requires that bills rendered by EDUs show the customer's historical consumption during each of the prior twelve months. CSP requests a waiver of this provision of Rule 4901:1-10-22(B)(22), O.A.C. (CSP Ex. 2, at 10; CSP Initial Br. at 17.) CSP asserts that in order to minimize the cost and time constraints to effectuate the transfer transaction, CSP's system integration plan for its existing computer customer information system does not include the transfer of Mon Power's customer information related to consumption history (CSP Ex. 2, at 10; CSP Initial Br. at 17). CSP asserts that, beginning with the first billing cycle during which CSP renders bills to Mon Power's transferred customers, CSP will begin building the consumption history for those customers (id.).

     The Commission finds that CSP's request for a temporary waiver of Rule 4901:1-10-22(B)(22), O.A.C., is reasonable and should be granted for twelve months, beginning with January 2006. The Commission further finds that Mon Power should provide the twelve-month historical consumption information (for service rendered through December 31, 2005) to CSP for CSP's use in providing customer service, such as establishing a budget plan. Last, the Commission directs that Mon Power include a notice with its final Ohio customer bills (for service rendered through December 31, 2005) that advises customers to keep that bill for their own record of historical consumption.

     3. Long-Term Forecast Report: Rule 4901:5-3-01, O.A.C.

     Rule 4901:5-3-01, O.A.C, and Section 4935.04, Revised Code, require EDUs to file annually with the Commission a "forms only" Long-Term Forecast Report
(LTFR). The rules further require that a "complete" LTFR be filed and a public hearing be held every five years and whenever any of the annual "forms only" LTFR reports contain a substantial change from the preceding year's report. CSP states that it is due to file a "forms only" report on April 15, 2006, and that it has historically filed a single LFTR along with the Ohio Power Company (CSP Ex. 2, at 11). In the event the Mon Power transaction would trigger a "substantial change," as defined in division (D)(3)(c) of Section 4935.04, Revised Code (and Rule 4901:5-1-1(L), O.A.C.), CSP requests a waiver from the requirements that a "complete" LTFR be filed and that a public hearing be held (CSP Ex. 2, at 11; CSP Initial Br. at 17).

     The Commission notes that CSP's latest "complete" LTFR was filed under Case No. 02-0502-EL-FOR. Therefore, it is appropriate, under the Commission's rules, for CSP to file a "forms only" LTFR in April 2006. The Commission finds that CSP's request for a waiver of the requirements that a "complete" LTFR be filed and that a public hearing be held, in the event of a "substantial change" due to the Mon Power transfer, is reasonable and should be granted.

     4. Identification of Meters: Rule 4901:1-10-05, O.A.C.

     Paragraph (G) of Rule 4901:1-10-05, O.A.C., requires EDUs to identify their customers' meters by placing the Company's name and the meter number in a conspicuous position on the meter. CSP witness Dias indicates that, generally, meters have a tag or label affixed to the nameplate or under the cover of the meters, identifying the company that owns them (CSP Ex. 2, at 11; CSP Initial Br. at 17). CSP asserts that it intends to place an AEP sticker over these existing Mon Power tags or stickers to identify the meters as belonging to CSP. CSP requests a temporary waiver of four months to allow CSP time to be able to affix an AEP sticker on the covers of the former Mon Power meters being used to bill the Mon Power customers transferred to CSP (CSP Ex. 2 at 11; CSP Initial Br. at 17-18).

     The Commission finds that CSP's request for a waiver of Rule
4901:1-10-05(G), O.A.C., for four months is reasonable and should be granted, effective January 1, 2006.

     5. Days Between Billing Cycles: CSP Tariff PUCO No. 5, Terms and Conditions of Service

     CSP submits that the Terms and Conditions of Service in CSP's tariff, P.U.C.O. No. 5, define the word "month" as "the time elapsed between two successive meter readings for the summer period of not less than 28 days nor more than 33 days apart and for the winter period of not less than 28 days nor more than 35 days apart." (CSP Ex. 2, at 11-12; CSP Initial Br. at 17.) At the time of the transfer of Mon Power's Ohio customers, CSP intends to incorporate Mon Power's customers into its billing system once they are new customers (CSP Ex. 2, at 12). To accommodate this unique situation, CSP is not planning on reading the meters of any of the transferred customers whose meter reading dates occur during the initial ten cycles following the transfer (id.). CSP notes that for some of these customers, this process will result in the time elapsed between their first two meter readings being as short as 16 days or as long as 48 days apart (allowing for weekends and holidays). (Id.) Due to the unusual circumstances of the transfer, CSP requests a temporary waiver during the first billing period of the transition to define the word "month" as "the time elapsed between two successive meter readings for the period of not less than 16 days nor more than 48 days apart." (Id.)

     The Commission notes that, while CSP's waiver request identified the tariff as P.U.C.O. No. 5, the specific CSP tariff approved to take effect on January 1, 2006, is CSP tariff P.U.C.O. No. 6.(17) The Commission finds that CSP's request for a temporary waiver of the definition of "month" as used in the company's tariff, P.U.C.O No. 6, is reasonable and should be granted. Accordingly, CSP's billing cycles for the months of January and February 2006 should be based on successive meter readings of not less than 16 days or more than 48 days apart. If CSP determines that it needs additional time under this waiver request, it should request that time by filing a letter in this docket.


-------------------

17 The Commission approved CSP tariff P.U.C.O. No. 6 in CSP's RSP case, Case No. 04-169-EL-UNC.

     6. Monthly Billing Demand: CSP Tariff PUCO No. 5

     CSP submits that its tariffs require that monthly readings used to bill demand customers be based on the single highest 30-minute integrated kilowatt peak registered during the month (CSP Ex. 2, at 12). CSP further submits that Mon Power's tariffs require using the single highest 15-minute integrated peak for billing demand and, consequently, their meters register kilowatt demands at 15-minute intervals (id.). CSP asserts that to bill the Mon Power customers being transferred to CSP, all of Mon Power's Ohio demand meters will have to be replaced or reprogrammed, which work is estimated to take approximately twelve months (id.). CSP requests that, until the meters are reprogrammed or replaced, the Commission grant a temporary waiver that would allow CSP to continue to bill demand usage for these transferred customers under CSP existing tariffs, but based on the customer's highest 15-minute kilowatt peak (id., at 12-13; CSP Initial Br. at 18).

     The Commission finds that CSP's waiver request to bill Mon Power's "demand" customers under CSP's existing tariff, but based on the customer's highest 15-minute peak, until the demand meters can be reprogrammed or replaced, is reasonable and should be granted for twelve months, beginning January 2006. The Commission notes that this waiver request is granted for CSP tariff P.U.C.O. No. 6, which is effective January 1, 2006.

     C. Other Transition Concerns
        -------------------------

     1. Notification Letters

     Staff witness Fortney testified that the above waiver requests appear to be reasonable and staff recommends that they be granted (Staff Ex. 2, at 2). Yet, staff further recommends that CSP work with the staff of the Service Monitoring and Enforcement Department to develop "notification" letters to the Mon Power customers who will be switched to CSP (id.). The Commission finds that Staff's recommendation regarding customer notification letters is reasonable and should be implemented. Accordingly, the Commission directs CSP to work with the staff, as noted above, to develop notification letters to the Mon Power customers who will be transferred to CSP.

     2. Budget Customers

     The Commission notes that neither company offered testimony regarding the transition of Mon Power's Ohio budget customers to CSP. Accordingly, the Commission directs the companies to establish a process under which Mon Power's current budget customers are identified, and to contact the identified customers concerning their desire to move to a budget plan under CSP's 2006 rates. In light of the fact that CSP's 2006 rates will be higher than those experienced by Mon Power customers to date, the Commission further directs CSP to inform all of the transferred customers of CSP's budget payment plan, and to use the customer's most recent twelve-month consumption in determining the budget payment.

     3. PIPP Customers

     The Commission also notes that neither company offered testimony regarding the transition of Mon Power's Ohio PIPP customers to CSP PIPP customers under CSP's 2006 rates. (The only concern raised by other parties related to potential impact on the USF rider, as discussed above.) Accordingly, the Commission directs the companies to establish a process under which Mon Power's Ohio PIPP customers are identified, and transitioned to CSP's PIPP plan.

     4. Emergency Plan under Rule 4901:1-10-08, O.A.C.

     The Commission notes that neither company offered testimony regarding the transition of the pertinent customer information from Mon Power's emergency plan that is required under Rule 4901:1-10-08, O.A.C. Accordingly, the Commission directs Mon Power to share with CSP the sections of its Rule 4901:1-10-08, O.A.C., emergency plan that will be necessary for CSP to continue providing service in the territory, including the critical customer list used for restoration of service.

     5. 2005 Service Reports

     The Commission reminds Mon Power that it is still responsible for the generation of certain reports required by the administrative code in relation to performance during the 2005 calendar year. Specifically, the reports that are required by Rules 4901:1-10-10, 4901:1-10-11, 4901:1-10-26, and 4901:1-10-27,
O.A.C. The Commission requires the sections of these reports that deal with performance and condition of the system over the past year. The sections of those reports that deal with future commitments and action plans may be omitted.

     D. Effective Date
        --------------

     One of the conditions for the proposed transfer is that the Commission's order should be issued in time to permit the transfer of the service territory no earlier than December 31, 2005, and to eliminate the need for Mon Power to complete a competitive bidding process (in order to acquire a wholesale power supply) for a market-based standard service offer beginning January 1, 2006. (Joint Report at 9; Mon Power Initial Br. at 23.)

     No parties raised an objection to the proposed transfer date of December 31, 2005 (which is also the end date of the frozen rates under Mon Power's MDP).

Based on the need for Mon Power's customers to have post-MDP rates in place on January 1, 2006, the Commission finds that it is appropriate to order that Mon Power's voluntary transfer of its Ohio certified territory to Columbus Southern Power Company be effective December 31, 2005. Further, Columbus Southern Power Company, in accordance with Section 4933.85, Revised Code, and the changes described in this Order to amend the Joint Report, shall assume the right and obligation to provide electric service to consumers within Mon Power's former certified service territory, effective January 1, 2006. As recommended by Staff, however, CSP's rates for the acquired Mon Power customers will be effective on a service rendered basis on or after January 1, 2006, as opposed to the Companies' request for rates effective with the first bill these customers receive after the transfer becomes effective.

     E. Cancellation of Mon Power's Tariffs and Related Agreements
        ----------------------------------------------------------

     Mon Power requests that, simultaneous with the sale of its Ohio utility property and the transfer of its certified territory to CSP, the Commission cancel its existing P.U.C.O. tariffs. In addition, Mon Power requests that the Commission confirm in any order implementing this transfer transaction that all electric service agreements or other tariff-based agreements that Mon Power entered into pursuant to its P.U.C.O tariffs and that incorporate provisions of those tariffs as essential terms of the electric service agreements are terminated at the time those related tariffs are cancelled. (Joint Report at 10; Mon Power Initial Br. at 23.)

     With the approval of the transfer of Mon Power's service territory to CSP, there is no further need for Mon Power's P.U.C.O. tariffs after December 31, 2005. Accordingly, Mon Power tariffs P.U.C.O. No. 1 (Certified Supplier Tariff)(18) and P.U.C.O. No. 3 (Electric Service)(19) should be cancelled, effective January 1, 2006, and Mon Power's tariff docket 89-6005-EL-TRF should be closed effective January 1, 2006. Further, any electric service agreements or other tariff-based agreements that Mon Power entered into under its P.U.C.O. tariffs and that incorporate provisions of those tariffs as essential elements of the electric service should be terminated, effective January 1, 2006.

     F. Rehearing Applications
        ----------------------

     The Commission is issuing this Opinion and Order in an expedited manner in an attempt to provide rate certainty to CSP and all customers it will serve beginning 2006. The Commission recognizes the importance of having Standard Service Offer rates, required by Section 4928.14, Revised Code, for Mon Power customers in effect beginning January 1, 2006. This order accomplishes that


-------------------

18 The latest revisions to P.U.C.O. Tariff No. 1 were effective on August 18, 2003, and filed in compliance with Case No. 03-1242-EL-ATA.

19 The latest revisions to P.U.C.O. Tariff No. 3 were effective on August 23, 2004, and filed in compliance with the July 20, 2004 Order issued under Case No. 04-482-EL-ATA.

requirement by having Mon Power customers served under CSP's RSP beginning in 2006. In order to provide as much certainty as possible, it is the Commission's intent to rule on any applications for rehearing that may be filed by the end of this year. To meet this time frame, the Commission encourages any party, who plans to file for rehearing, to do so as soon as possible. Further, we will direct such party to serve its application on all other parties to this proceeding by e-mail by 3:00 p.m., on the day the application is filed with the Commission. Any memorandum contra shall be filed no later than 5 days after the filing of an application for rehearing.

FINDINGS OF FACT AND CONCLUSIONS OF LAW:
---------------------------------------

     (1) By its Entry issued on June 14, 2005, the Commission ordered Columbus Southern Power Company and Monongahela Power Company to engage in discussions regarding the acquisition by CSP of Mon Power's Ohio certified service territory. In its June 14, 2005 Entry, the Commission directed that Mon Power and CSP were to report to the Commission on the progress of those discussions within 14 days of the date of its entry.

     (2) Joint reports were filed by Mon Power and CSP on June 28, July 15, and August 3, 2005, concerning discussions regarding CSP's acquisition of Mon Power's Ohio certified service territory. The Companies filed an additional joint report on August 9, 2005, advising the Commission that the Companies successfully completed their negotiations and have entered into an Asset Purchase Agreement, which was included in its report as an exhibit.

     (3) The Commission has jurisdiction over this matter pursuant Sections 4905.48 and 4933.85, Revised Code. The Commission's responsibility, pursuant to Sections 4905.48 and 4933.85, Revised Code, is to determine whether the transfer of Mon Power's facilities and service territory to CSP is not contrary to the public interest and will furnish adequate service for a reasonable and just rate.

     (4) The transfer transaction, as modified, meets the requirements of Sections 4905.48 and 4933.85, Revised Code, and is not contrary the public interest and will furnish adequate service for a reasonable and just rate.

     (5) Inasmuch as this is not a case of a utility increasing its base rates, but rather a case of a utility charging its rates pursuant to an approved RSP, Section 4909.15, Revised Code, does not apply.

     (6) The transfer of Mon Power's customers to CSP and the charging of CSP's RSP rates ameliorates rate shock as much as reasonably possible.

     (7) Staff's request to initiate distribution base rate proceedings is contrary to the RSP distribution rate freeze provisions.

     (8) A surcharge to recover the $10 million agreed to by the Companies as part of a negotiated purchase price to transfer Mon Power's certified territory in Ohio to CSP is not unreasonable.

     (9) CSP's calculation of the carrying charge rate should be modified to reflect a ROE of 10.5 percent and an overall carrying charge of 11.78 percent.

     (10) CSP will purchase the assets used in Mon Power's Ohio transmission and distribution business, including the rights to serve Mon Power's existing Ohio certified territory (with the exception of certain excluded assets that are identified in Section 2.2 of the APA).

     (11) The purchase price for the identified Ohio assets will be subject to a post-closing true-up, under Section 3.2 of the APA.

     (12) As part of the transfer of assets, CSP will be acquiring certain regulatory assets and regulatory liabilities presently on Mon Power's books associated with Mon Power's Ohio service territory.

     (13) The companies anticipate that the total purchase price for Mon Power's net assets associated with its Ohio service territory will be approximately $45 million.

     (14) The regulatory assets acquired by CSP will be approximately $3.7 million (of the total purchase price for Mon Power's net assets above).

     (15) The evidence presented by the companies sufficiently supports the transfer of the transmission and distribution assets requested by the companies.

     (16) The evidence reflects that Mon Power's regulatory assets were properly booked by Mon Power.

     (17) The Commission questions the allocation methodology used in transferring a portion of the regulatory assets to CSP in connection with this transfer, because it is not clear from the record that these regulatory assets are only associated with transmission and distribution assets.

     (18) With regard to the regulatory assets, mainly associated with deferred taxes, the Commission believes that an audit should be performed before those regulatory assets are transferred over to CSP's books to ensure the regulatory assets are related to transmission and distribution only.

     (19) The evidence reflects that CSP's request for temporary waivers of rules 4901:1-18-05, 4901:1-10-15, 4901:1-10-22, 4901:5-3-01, and
          4901:1-10-05, O.A.C., is reasonable.

     (20) The evidence reflects that CSP's request for temporary waivers of its tariff term "days between billing cycles" and its tariff definition of "month" is reasonable.

     (21) Based on the need for Mon Power's customers to have post-MDP rates in place on January 1, 2006, it is appropriate to order that Mon Power's voluntary transfer of its Ohio certified territory to CSP be effective December 31, 2005.

     (22) It is appropriate, in light of the transfer, for CSP to assume the right and obligation to provide electric service to consumers within Mon Power's former certified territory on January 1, 2006.

     (23) The evidence reflects that with the approval of the transfer of Mon Power's service territory to CSP, there is no further need for Mon Power's P.U.C.O. tariffs, after December 31, 2005.

     (24) This order, approving the transfer of Mon Power's Ohio certified territory to CSP, is the type of administrative order contemplated under CSP's RSP that would result in consideration of an additional generation rate increase.

     (25) The evidence shows that CSP does not have the generation capacity to serve both its current customers and the former customers.

     (26) The evidence also reflects that CSP's current generation rates will not provide sufficient revenue to cover the PSA rate of $45/MWh.

     (27) CSP's Power Acquisition Rider is a reasonable mechanism to recover the incremental fuel costs of providing service to the former Mon Power customers.

ORDER:
-----

     It is, therefore,

     ORDERED, That Monongahela Power Company's voluntary transfer of its Ohio certified territory to Columbus Southern Power Company is approved, effective December 31, 2005. It is, further,

     ORDERED, That Columbus Southern Power Company, in accordance with Section 4933.85, Revised Code, and the changes described in this Opinion and Order to amend the Joint Report, shall assume the right and obligation to provide electric service to consumers within Mon Power's former certified service territory, effective January 1, 2006. It is, further,

     ORDERED, That Mon Power tariffs P.U.C.O. No. 1 (Certified Supplier Tariff) and P.U.C.O. No. 3 (Electric Service) should be cancelled, effective January 1, 2006, and Mon Power's tariff docket 89-6005-EL-TRF should be closed effective January 1, 2006. It is, further,

     ORDERED, That Monongahela Power Company's electric service agreements, or other tariff-based agreements, that it entered into under its existing Ohio tariffs and that incorporate provisions of those tariffs as essential terms of the electric service agreements are terminated effective, January 1, 2006, with the cancellation of Monongahela Power Company's tariffs (P.U.C.O. No. 1 and No.
3) on that date. It is, further,

     ORDERED, That CSP file revised tariffs for Commission approval that reflects the terms and conditions of this Opinion and Order within 30 days of this Opinion and Order. It is, further,

     ORDERED, That CSP's proposed accounting deferrals be approved consistent with this Opinion and Order. It is, further,

     ORDERED, That CSP's Power Acquisition Rider, to recover the incremental fuel costs of providing service to the former Mon Power customers, is approved, effective January 1, 2006. It is, further,

     ORDERED, That CSP's six requests for temporary waivers are granted consistent with this Opinion and Order, effective January 1, 2006. It is, further,

     ORDERED, That the companies perform an audit to ensure that the regulatory assets being transferred to CSP are related to transmission and distribution assets only. It is, further,

     ORDERED, That CSP submit, within 30 days after the transfer of the service territory, two copies of a revised certified service territory boundary map to our Docketing Division to be placed in the Commission's map files. It is, further,

     ORDERED, That Case Nos. 04-1047-EL-ATA, 04-1482-EL-CSS, 03-993-EL-UNC, and 03-2567-EL-ATA are dismissed and closed of record. It is, further,

     ORDERED, That any party who files an application for rehearing serve its application for rehearing on all other parties to this proceeding by e-mail by 3:00 p.m., on the day the application is filed with the Commission. Any memorandum contra shall be filed no later than 5 days after the filing of an application for rehearing. It is, further,

     ORDERED, That a copy of this entry be served upon Mon Power, CSP, and all interested parties of record in this proceeding and all parties of record in Case No. 04-169-EL-UNC, and that a copy of this entry be docketed in the above case dockets that are being closed of record.

                     THE PUBLIC UTILITIES COMMISSION OF OHIO


                     _______________________________________
                           Alan R. Schriber, Chairman


___________________________________           __________________________________
       Ronda Hartman Fergus                            Judith A. Jones


___________________________________           __________________________________
          Donald L. Mason                          Clarence D. Rogers, Jr.

RRG/JKS:ct

Entered in the Journal

-----------------------------
[GRAPHIC OMITTED]
Renee J. Jenkins
Secretary

                            Abbreviations & Acronyms
                            ------------------------

AEP              American Electric Power Company, Inc.

AFUDC            Allowance for funds used during construction

APA              Asset purchase agreement

C&I customers    Large commercial, industrial, and street lighting customers

CPB              Competitive bidding process under Section 4928.14, Revised Code

CSP              Columbus Southern Power Company

EDU              Electric distribution utility

ETP              Electric transition plan

FAS              Financial Accounting Standards

FASB             Financial Accounting Standards Board

FAS 109 Financial Accounting Standards Board - Statement No. 109 "Accounting for Income Taxes" (Issued 2/92)

FERC             Federal Energy Regulatory Commission

IEU-Ohio         Industrial Energy Users of Ohio

Joint Report     The August 9, 2005 Joint Report filed by CSP and Mon Power

kWh              Kilowatt-hour

LTFR             Long-term forecast report

MBSSO            Market-based standard service offer

MDP              Market development period

MW               Megawatt - one million watts

MWh Megawatt-hour - One thousand kilo-watt hours or one million watt-hours

Mon Power        Monongahela Power Company

OCC              Office of the Ohio Consumers' Counsel

ODOD             Ohio Department of Development

OEG              Ohio Energy Group

OHA              Ohio Hospital Association

OPAE             Ohio Partners for Affordable Energy

PIPP             Percentage of income payment plan

PPA Power purchase agreement (another term for a power sales agreement)

PSA              Power sales agreement

PUHCA            Public Utility Holding Company Act of 1935

RFP              Request for proposal

RSP              Rate stabilization plan

ROE              Return on equity

USF              Universal Service Fund

Staff            The Commission's Staff

S.B. 3 Amended Substitute Senate Bill 3 of the 123rd General Assembly that enacted the Ohio electric restructuring legislation, or the "Ohio Restructuring Act."

T&D              Transmission and distribution

"the Companies"  Columbus Southern Power and Monongahela Power

USOA             Uniform System of Accounts